UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 13, 2015

Commission File Number:  00053851

Mobivity Holdings Corp.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)
26-3439095
(IRS Employer Identification No.)

58 West Buffalo St, #200, Chandler, Arizona 85225
(Address of principal executive offices)

866-622-4261
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 13, 2015, Michael Bynum, president and a member of the board of directors of Mobivity Holdings Corp ("Company"), resigned as an officer, director and employee of the Company and all subsidiaries. In connection with Mr. Bynum's resignation, he and the Company entered into a customary separation agreement providing for mutual releases and other standard covenants and acknowledgements. In addition, the separation agreement modified Mr. Bynum's rights to severance under his employment agreement dated May 17, 2013 with the Company.

Pursuant to his employment agreement, Mr. Bynum was entitled to one year of salary, or $200,000, upon his resignation. However, under the separation agreement, Mr. Bynum agreed to accept 260,870 shares of the common stock of the Company in lieu of cash severance. In addition, pursuant to his employment agreement, Mr. Bynum's options would continue to vest for three months following his resignation and all vested options would remain exercisable for a period of six months following his resignation. However, under the separation agreement, Mr. Bynum agreed that his options would cease vesting upon his resignation, all unvested options would expire upon resignation and all vested options would remain exercisable for a period of 12 months following his resignation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mobivity Holdings Corp.

Date:   January 16, 2015
By:	/s/ Dennis Becker

Name: Dennis Becker
Title: Chief Executive Officer